EMPIRE RESOURCES REPORTS FIRST QUARTER 2012 RESULTS;
S-1 REGISTRATION DECLARED EFFECTIVE ON MAY 3RD

Fort Lee, NJ, May 15, 2012 — Empire Resources, Inc. (OTCQX: ERSO), a distributor of value added, semi-finished metal products, announced today that net sales for the first quarter of 2012 were $145.6 million, an increase of 28% from the first quarter of 2011.

Operating income for the first quarter of 2012 was $2.9 million compared with $3.0 million in the first quarter of 2011. There was a year-over-year increase in SG&A expense in the first quarter that included higher sales commission due to the increased sales volume, costs related to an S-1 registration filing and higher bank fees.

Results for the 2012 first quarter also included increased interest expense compared with the same quarter of 2011 due to a higher cost of bank debt and the effect of a convertible subordinated note issued in June 2011.

Net income for the first quarter of 2012 was $0.8 million, or $0.09 per diluted share, and included a non-cash non-operating loss of $0.2 million after taxes, which is attributable to the fair value of the derivative feature of the convertible subordinated note.  In the first quarter of 2011, net income was $1.6 million, or $0.17 per diluted share.

The Company previously reported that the conversion feature of its convertible note is treated as a separate derivative liability, which is marked to market each quarter resulting in non-operating non-cash gains and losses based on the quarterly valuations.

The Company noted that it has been successful in registering the 3.1 million shares of common stock eligible for conversion when the convertible subordinated note comes due in 2016, with its S-1 registration filing declared effective by the U.S. Securities and Exchange Commission on May 3, 2012.

Nathan Kahn, President and Chief Executive Officer, commented: “Our first quarter results reflect progress made in our 2012 plan to grow sales and volume and decrease inventory, despite the continued challenging market environment.  We realized 23% year-over-year sales growth in our main market of North America in the quarter as well as substantial growth in South America, Australia and New Zealand.  This enabled us to overcome a decrease in European sales volume caused by the heightened economic uncertainty in that market.  Our inventory turns improved to 3.4 times from 2.8 times in 2011.  Implementing our plan and maintaining market share in a highly competitive environment put pressure on the gross margin, which slipped back to 4.4% of sales after reaching 5.4% in the 2011 fourth quarter, although our operating margin remained steady with the prior three quarters.  Reducing costs, improving efficiency and increasing our margins remain important priorities.  We are fully focused on implementing all aspects of our 2012 plan and are pleased that the successful filing of our S-1 registration enabled us to reach another plan milestone and return to our status as an SEC registrant company.”

Empire Resources, Inc., is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s publicly available statements and periodic reports.

EMPIRE RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$145,609	$113,527
Cost of goods sold	139,255	107,804
Gross profit	6,354	5,723
Selling, general and administrative expenses	3,452	2,772
Operating income	2,902	2,951
Other expenses
Change in value of derivative liability	(244)	0
Interest expense, including amortization of debt discount	(1,328)	(407)
Income before income taxes	1,330	2,544
Income taxes	499	966
Net income	$831	$1,578
Weighted average shares outstanding:
Basic	9,221	9,259
Diluted	9,422	9,551
Earnings per share:
Basic	$0.09	$0.17
Diluted	$0.09	$0.17

See notes to unaudited consolidated financial statements

Contacts

Investor Relations:	Comm-Counsellors, LLC
Edward Nebb
+1 203-972-8350
enebb@optonline.net
June Filingeri
+1 203-972-0186
junefil@optonline.net

Shareholders:	David Kronfeld
+1 917-408-1940
dkronfeld@empireresources.com